EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-135229, 333-38152 and 333-61114 of Harleysville Savings Financial Corporation on Form S-8 and Registration Statement No. 333-38970 of Harleysville Savings Financial Corporation on Form S-3 of our report dated December 8, 2006, relating to the consolidated financial statements of Harleysville Savings Financial Corporation and subsidiary as of September 30, 2006 and for the two years in the period ended September 30, 2006, appearing in this Annual Report on Form 10-K of Harleysville Savings Financial Corporation for the year ended September 30, 2007.


                                                       /s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
December 19, 2007